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                                                                   EXHIBIT 99.11

                               MARKET GUIDE INC.

                          Key Employee Incentive Plan



General Purpose of the Plan:

          This plan is called the 1995 Market Guide Key Employee Incentive Plan. The purpose of the Plan is to enable Market Guide Inc. (the "Company") to attract and retain qualified employees making substantial contributions to the Company's success by their ability, ingenuity and industry, and to enable such employees to participate in the long term success and growth of the Company through an equity interest in the Company.

Administration.

          The Plan shall be administered by a Committee of not less than three Disinterested Persons appointed by the Board of Directors, who shall have the power and authority to grant Stock Options or Restricted Stock as allowed under the Plan.

          The Committee shall determine which officers and key employees to whom and in what type and amount an award may be granted. Grant amounts may be mixed in kind and amounts.

          The Committee shall determine the terms and conditions of any award granted hereunder, including restrictions on any award based on performance or such other factors as the Committee may determine, and any vesting features based on factors as the Committee may determine, in its sole discretion to be in the best interest of Market Guide Inc.

          All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Stock Subject to Plan.

          The total number of shares of Stock which shall be reserved and available for distribution under the Plan shall be 275,000 before the proposed one for four share split, which is being considered by the Company's shareholders simultaneously with this plan. Such shares may consist of authorized and unissued shares or treasury shares.

          In the event of any change in corporate structure affecting the Stock, a substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Stock Options granted under the Plan and in the number of shares subject to Restricted Stock awards granted under the Plan as may be determined to be appropriate by the Committee.

Eligibility
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          Officers and key employees (but excluding members of the Committee)
are eligible.

Stock Options for Employees.

          Stock Options may be granted either alone or in addition to other awards granted under the Plan as the Committee may from time to time approve, and need not be the same with respect to each optionee.

          The Stock Options granted under the Plan may be two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Option. No term of this Plan or authority granted under the Plan shall be interpreted or exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422A of the Internal Revenue Code.

          Stock Options granted under the Plan shall be subject to the following terms:

          (i) The option price shall be not less than 100% of the Fair Market Value of the Stock as determined by the Company's Board of Directors on the date of grant of the Option.

          (ii) The options must be granted within ten years of the adoption of the plan, but awards made prior to ten years may be exercised beyond such date.

          (iii) No Stock Option shall be exercisable more than ten years after the date such Stock Option is granted.

          (iv) No Stock Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution. All Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

          (v) If any optionee's employment terminates by reason of death, the Stock Option may thereafter be immediately exercised by the legal representative of the optionee's estate or by the legatee of the optionee under the will of the optionee, for a period of three years from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

          (vi) If an optionee's voluntarily terminates employment with the Company the vesting accrual period of any outstanding options, or any other terms and conditions precedent to the vesting of title in such options shall cease to accrue. Any vested options such person owns must be exercised within three months from such termination date.

          (vii) If any optionee's employment terminates by reason of Disability any Stock Option held by such optionee must be exercised within a period of one year or the expiration of the stated term of such Stock Option, whichever period is shorter.

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          (viii) If an optionee's employment is terminated for cause, then all options outstanding shall be revoked.

          (ix) Nothing contained herein shall be construed as creating an obligation for an eligible employee to exercise an option, nor does the granting of any option hereunder guarantee the continued employment of an individual with the Company.

Exercise of Options and Payment

          Options may be exercised by giving written notice of exercise to the Company accompanied by payment in full or in part for the options exercised. [Payment may also be made in the form of unrestricted stock owned by the optionee or, in the case of a Non-Qualified Stock Option, Restricted Stock subject to award hereunder may be used for payment.]

Restricted Stock.

          Shares of Restricted Stock as defined by Rule 144 of the Securities Act of 1933 as amended, (the "Act") may be issued either alone or in addition to other awards granted under the Plan.

          In addition to the requirements of Rule 144 of the Act the Committee may impose vesting times, and terms as to it seem proper in the circumstances. Nothing set forth here shall be construed to limit the Administrative Powers of the Committee set forth elsewhere herein.

          The Committee may require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed.

          The participant shall not be permitted to sell, transfer, pledge or assign unvested shares of Restricted Stock awarded under the Plan.

          Upon termination of employment for cause during the Restriction Period, all shares still subject to restriction shall be forfeited.

          Dividends paid in cash with respect to shares of Restricted Stock shall not be subject to any restrictions or subject to forfeiture.

Amendments and Termination

          The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which impairs the right of an optionee or participant under a Stock Option, or Restricted Stock, therefore granted, without the optionee's or participant's consent, or which, without the approval of the stockholders, would:

          (i)   Increase the total number of shares reserved for the Plan.

          (ii) Decrease the option price of any Stock Option to less than 100% of the Fair Market Value.

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          (iii) Change the participants or class of participants eligible to participate in the Plan.

          (iv)  Extend the maximum option period.

Unfunded Status of Plan

          The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation.

Change of Control.

          In the event of a "Change of Control" or a "Potential Change of Control" any Stock Options which are outstanding shall become fully vested and immediately exercisable. The restrictions imposed by the committee, if any, applicable to any Restricted Stock which may have been awarded under the Plan shall lapse and such shares and awards shall be deemed fully vested.

          The value of all outstanding Stock Options, or shares of Restricted Stock, would be qualified to be "redeemed" on the basis of the "Change of Control Price."

          "Change of Control Price" means the highest price per share paid in any transaction reported on any stock exchange or in the over-the-counter market upon which the stock is then listed or "quoted", whichever then applies to the Stock, or paid or offered in any transaction related to the potential or actual Change of Control of the Company at any time during the sixty day period as determined by the Committee, except that in case of Incentive Stock Options such price shall be based only on transactions reported for the date on which the Committee decides to cash out such options.

          A "Change of Control" means the happening of any of the following:

          (i) When any "person" as such term is defined in Section 13(d) and 14(d) of the Exchange Act (other than the Company or a Subsidiary or any Company employee benefit plan (including its trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities.

          (ii) When, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (for any reason other than death) cease to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

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          (iii) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through the purchase of assets, or by merger, or otherwise.

          A "Potential Change of Control" means the happening of any of the following:

          (i) The entering into an agreement by the Company, the consummation of which would result in a Change of Control of the Company as defined above; or

          (ii) The acquisition of beneficial ownership, directly or indirectly, by an entity, person or group (other than the Company or Subsidiary or any Company employee benefit plan (including its trustee)) of securities of the Company representing 5 percent or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control of the Company has occurred for purposes of this Plan.

          Exemptions.

          A "Change of Control" shall not be deemed to occur in the event of the purchase of an otherwise qualifying amount of securities of the company if the acquiring person files a statement of non-intention to exercise control in appropriate form with the Securities and Exchange Commission.

          A "Change of Control" or "Potential Change of Control" shall not be deemed to occur in the event of the death of any current holder of securities of the Company where the transfer of such securities of the Company is made pursuant to the Will of such holder, or by the laws of descent and distribution to members of such holder's family or to a trust for the benefit of such class of persons.

          General Provisions.

          (i) All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (ii) Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee or director of the Company, any Subsidiary or any Affiliate, any right to continued employment (or, in the case of a director, continued retention as a director) with the Company,

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                a Subsidiary or an Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company, a Subsidiary or an Affiliate to terminate the employment of any of its employees at any time.

          (iii) Each participant shall, no later than the date as of which the value of an award first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, State, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company (and, where applicable, its Subsidiaries and Affiliates), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

          (iv) At the time of grant of option to purchase, the Committee may provide that the shares of Stock received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the participant shall be required to offer the Company any shares that participant wishes to sell with the price being the then Fair Market Value of the Stock, and to such other term and conditions as the Committee may specify at the time of the grant.

          (v) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Effective Date of Plan.

        The Plan shall be effective on the date approved by a majority vote of the Company's Stockholders.**

**Effective August 31, 1995



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